Exhibit 10.3

AGREEMENT TO PURCHASE

THIS AGREEMENT, entered into as of August 18, 2005, between Lee G. Hanson (herein the “Seller”), and Nova Energy, Inc. (“NVNG”), a corporation organized under the laws of the State of Nevada. Seller and NVNG are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

RECITAL

Nova Energy, Inc. wishes to acquire the interest of an oil and gas well, presently owned by Lee Hanson.

A. DESCRIPTION. For disclosure purposes only. Seller represents that he presently owns certain rights and royalty interest in oil and gas lease; All such rights are expressly reserved, without limitation, to Seller, which legal description is:

“Billings County North Dakota T144 R98 Sec. 28 NE1/4 and Sec 21 SE1/4. This production is unitized in a 320 acre spacing, (‘the “Property’).”

B. CONSIDERATION FOR THE PURCHASE. Pursuant to a Promissory Note which is attached hereto and shall be incorporated into this Agreement, Nova Energy, Inc. shall pay to Lee Hanson the sum of Two Hundred Thousand Dollars ($200,000) which shall be secured by a Promissory Note (the “Note”), along with Twenty Thousand Shares (20,000) of Nova Energy, Inc. free-trading stock. In accordance with the term of this Agreement, the term of the Note shall be ninety (90) days. Should NVNG fail to pay LEE within the prescribed Term, NVNG acknowledges and agrees the LEE will still receive the 20,000 free-trading shares from Nova Energy, Inc. It is understood that the Property shall at all times prior to Closing remain under Lee Hanson’s ownership until and if and when NVNG complies with all the terms and conditions as set forth herein or, Seller invokes his rights in Section E.

C. CLOSING OF PURCHASE. The Closing of the sale and purchase of the Property (“Closing”) will take place when the terms of the Note have been complied with.

D. TERMINATION. This Agreement may be terminated at any time prior to the Closing unilaterally in writing.

E.1 Effect of Termination. In the event of termination of this Agreement by either LEE or NVNG, this Agreement shall forthwith become void and there shall be no further liability on the part of NVNG or LEE.

E.2 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated herein, Seller and NVNG may, (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other.

E. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, printing and investment banking fees and expenses) shall be borne by NVNG.

F. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

(a)

If to Seller:

Lee G. Hanson

Box 1405

Placerville, CA 95667

(b)

If to NVNG:

2570 Myles Lake Rd.

Nanaimo, BC

Canada V9X 1E7

Daymon Bodard, President

or such other address as shall be furnished in writing by a party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

G. COUNTERPARTS AND FACSIMILES. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and may be faxed, each of which shall be deemed an original.

H. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, Seller and NVNG have caused this Agreement to be executed as of the day and year first above written.

SELLER:	NOVA ENERGY
/s/ Lee G. Hanson	/s/ Daymon Bodard
Lee G. Hanson	Daymon Bodard, President

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